UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 4, 2024
CNX Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center
1000 Horizon Vue Drive
Canonsburg, Pennsylvania 15317

(Address of principal executive offices)
(Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Results of Operations and Financial Condition.

On December 4, 2024, CNX Gas Company LLC (the “Company”), a wholly owned subsidiary of CNX Resources Corporation, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Apex Upstream, LLC and Apex WML, LLC (collectively, the “Sellers”) to acquire, directly and indirectly, all of the issued and outstanding membership interests in Apex Energy (PA), LLC, Apex Energy Minerals, LLC and Apex WML Midstream, LLC (the “Transaction”).

Pursuant to the Purchase Agreement, which has an economic effective time of October 1, 2024, the Company will pay a cash purchase price of $505 million, subject to customary closing adjustments for an acquisition of upstream assets. The closing of the Transaction (the “Closing”) is expected to occur in the first quarter of 2025, subject to the satisfaction or waiver of certain customary closing conditions.

The Purchase Agreement also provides certain termination rights for the Company and the Sellers, including, without limitation, the right to terminate (i) by either party, if Closing has not occurred on or before February 26, 2025 and (ii) by the Company, if a material adverse effect occurs with respect to the Sellers or the business owned by the Sellers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CNX RESOURCES CORPORATION

By:    /s/ Timothy S. Bedard
     Timothy S. Bedard
Executive Vice President, General Counsel and Corporate Secretary

Dated: December 5, 2024